Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 28, 2007, with respect to the financial statements of United States Test Laboratory, LLC. for the year ended December 31, 2006 and the ten months ended October 31, 2007 in connection with the current report on Form 8-K to be filed by National Technical Systems, Inc. on Tuesday December 11, 2007.

Wichita, Kansas
December 11, 2007